Exhibit 99.2

INSTRUCTIONS FOR USE OF SIGA TECHNOLOGIES, INC.

SUBSCRIPTION CERTIFICATE

The following instructions relate to a rights offering (the “Rights Offering”) by SIGA Technologies, Inc., a Delaware corporation (the “Company”), to the holders of its common stock, par value $0.0001 per share (“Common Stock”), as described in the Company’s prospectus dated [•], 2016 (the “Prospectus”). Holders of record of Common Stock at the close of business on [•], 2016 (the “Record Date”) will receive at no charge non-transferable subscription rights (each, a “Subscription Right”) to invest $0.65 for each share of common stock of the Company owned on the Record Date. Each stockholder will receive one Subscription Right for each share of Common Stock owned on the Record Date and each Subscription Right will entitle its holder to invest $0.65 for each share of Common Stock owned on the Record Date (the “Basic Subscription Right”), at the cash price of $1.50 or 85% of the volume weighted average price of shares of Common Stock as reported on the OTC Pink Sheets on the Expiration Date (defined below), whichever is lower, per share (the “Subscription Price”).

If a rights holder exercises its Basic Subscription Right in full, it may also exercise an over-subscription privilege to invest an additional amount which will permit a rights holder to acquire additional shares of Common Stock at the Subscription Price, when that price is determined, that remain unsubscribed at the Expiration Date, subject to the availability and pro rata allocation of shares among holders exercising this over-subscription privilege, as well as the potential ownership limitations set forth in the Prospectus. To the extent the number of unsubscribed shares is not sufficient to satisfy all of the properly exercised over-subscription privilege requests based on the amounts invested by stockholders participating in the Rights Offering, then the available shares will be prorated among those who properly exercised over-subscription privileges based on the number of shares each rights holder subscribed for under the Basic Subscription Right after that number is determined when measured against the Subscription Price. If this pro rata allocation results in any holder receiving a greater number of shares of Common Stock than the holder subscribed for pursuant to the exercise of the over-subscription privilege, then such holder will be allocated only that number of shares for which the holder oversubscribed, and the remaining shares of Common Stock will be allocated among all other holders exercising the over-subscription privilege on the same pro rata basis described above. The proration process will be repeated until all shares of Common Stock have been allocated or all over-subscription exercises have been fulfilled, whichever occurs first.

THE SUBSCRIPTION RIGHTS WILL EXPIRE AND WILL HAVE NO VALUE AT 5:00 P.M., NEW YORK CITY TIME, ON [•], 2016, SUBJECT TO EXTENSION OR EARLIER TERMINATION (THE “EXPIRATION DATE”).

The number of Subscription Rights to which you are entitled is printed on page 1 of your Subscription Certificate. You should indicate your wishes with regard to the exercise of your Subscription Rights by completing the appropriate sections of your Subscription Certificate and returning the Subscription Certificate to American Stock Transfer & Trust Company, LLC, the subscription agent (the “Subscription Agent”).

THE SUBSCRIPTION AGENT MUST RECEIVE YOUR COMPLETED SUBSCRIPTION CERTIFICATE OR YOUR NOTICE OF GUARANTEED DELIVERY ON OR BEFORE THE EXPIRATION DATE. IN ADDITION, THE SUBSCRIPTION AGENT MUST RECEIVE PAYMENT OF THE SUBSCRIPTION PRICE INCLUDING THE FULL SUBSCRIPTION PRICE FOR ANY ADDITIONAL AMOUNT SUBSCRIBED FOR PURSUANT TO THE OVER-SUBSCRIPTION PRIVILEGE, INCLUDING FINAL CLEARANCE OF ANY CHECKS, FOR ALL SUBSCRIPTION RIGHTS EXERCISED ON OR BEFORE THE EXPIRATION DATE.

(1)	Subscription Rights. To exercise Subscription Rights, properly complete and execute your Subscription Certificate and send it, together with payment in full of the Subscription Price for the aggregate number of Subscription Rights exercised including, if applicable, with respect to the exercise of the over-subscription privilege, to the Subscription Agent. Delivery of the Subscription Certificate must be made by mail or by overnight delivery. All payments must be made in full in United States dollars by (i) uncertified check drawn against a U.S. bank payable to “American Stock Transfer & Trust Company, LLC, as Subscription Agent”, (ii) bank draft (cashier’s check) drawn against a U.S. bank payable to “American Stock Transfer & Trust Company, LLC, as Subscription Agent” or (iii) U.S. postal money order payable to “American Stock Transfer & Trust Company, LLC, as Subscription Agent,” (iv) wire transfer of immediately available funds directly to the account maintained by American Stock Transfer & Trust Company, LLC, as

Subscription Agent, for purposes of accepting subscriptions in this Rights Offering at [•], with reference to the rights holder’s name. The Subscription Price will be deemed to have been received by the Subscription Agent under the conditions described in the paragraph below entitled “Acceptance of Payments.”

(a)	Nominee Holders. Banks, brokers, trusts, depositaries or other nominee holders of the Subscription Rights who exercise the Subscription Rights on behalf of beneficial owners of Subscription Rights will be required to certify to the Subscription Agent and the Company, on a Nominee Holder Certification Form, as to the aggregate number of Subscription Rights that have been exercised by each beneficial owner of Subscription Rights on whose behalf the nominee holder is acting.
(b)	Acceptance of Payments. Payments will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check deposited by the Subscription Agent; (b) receipt by the Subscription Agent of any certified bank check draft drawn against a U.S. bank; (c) receipt by the Subscription Agent of any postal, telegraphic or express money order; or (d) receipt by the Subscription Agent of immediately available funds by wire transfer. DO NOT SEND SUBSCRIPTION CERTIFICATES OR PAYMENTS TO THE COMPANY. Except as described under “The Rights Offering—Guaranteed Delivery Procedures” in the Prospectus, your subscription will not be considered received until the Subscription Agent has received delivery of a properly completed and duly executed Subscription Certificate and payment of the full subscription amount.
(c)	Procedures for Guaranteed Delivery of a Subscription Certificate. The Subscription Agent will grant you three (3) business days after the Expiration Date to deliver the Subscription Certificate if you follow the instructions below for providing the Subscription Agent notice of guaranteed delivery (the “Notice of Guaranteed Delivery”). On or prior to the Expiration Date, the Subscription Agent must receive payment in full for all Subscription Rights exercised including payment for any amounts pursuant to the exercise of the over-subscription privilege, if applicable, together with a properly completed and duly executed Notice of Guaranteed Delivery either by mail, telegram or facsimile transmission, that specifies the name of the holder of the Subscription Rights and the number of Subscription Rights exercised. If applicable, it must state separately the number of Subscription Rights exercised and a member firm of a registered national securities exchange, a member of the Financial Industry Regulatory Authority, Inc., or a commercial bank or trust company having an office or correspondent in the United States must guarantee that the properly completed and executed Subscription Certificate for all Subscription Rights exercised will be delivered to the Subscription Agent within three (3) business days after the Expiration Date. The Subscription Agent will then conditionally accept the exercise of the Subscription Rights and will withhold the applicable number of shares subscribed for until it receives the properly completed and duly executed Subscription Certificate within that time period.

Notices of Guaranteed Delivery and payments should be mailed or delivered to the Subscription Agent.

(d)	Contacting the Subscription Agent. The addresses of the Subscription Agent is as follows:

American Stock Transfer & Trust Company, LLC
6201 15th Avenue
Brooklyn, NY 11219
(877) 248-6417 or (718) 921-8317

(e)	Partial Exercises; Effect of Over- and Underpayments. If you do not indicate the number of Subscription Rights being exercised, or do not forward full payment of the total Subscription Price payment for the number of Subscription Rights that you indicate are being exercised, then you will be deemed to have exercised your Subscription Rights with respect to the maximum number of Subscription Rights that may be exercised with the aggregate Subscription Price payment you delivered to the Subscription Agent. If the payment exceeds the amount necessary for the full exercise of your Subscription Rights, the Subscription Agent will return the excess amount to you by mail, without interest or deduction, as soon as practicable after the Expiration Date of the Rights Offering.

If you exercise less than all of the Subscription Rights evidenced by your Subscription Certificate, the Subscription Agent will issue to you a new Subscription Certificate evidencing the unexercised Subscription Rights upon your request. However, if you choose to have a new Subscription Certificate sent to you, you may not receive any such new Subscription Certificate in sufficient time to permit exercise of the Subscription Rights evidenced thereby.

(f)	Sale or Transfer of Rights. The Subscription Rights are non-transferable and, therefore, may not be assigned, gifted, purchased, sold or otherwise transferred to anyone else, except to affiliates of the recipient and except by operation of law. If the rights are transferred as permitted, evidence satisfactory to us that the transfer was proper must be received by the Subscription Agent by mail or by overnight courier prior to the Expiration Date at the address specified in these instructions.
(g)	Delivery of Stock Certificates. The delivery of stock certificates and payments will be made to the address shown on the face of your Subscription Certificate, unless you provide instructions to the contrary in your Subscription Certificate.
(h)	Basic Subscription Rights. As soon as practicable after the Expiration Date and the valid exercise of Subscription Rights, the Subscription Agent will mail to each exercising Subscription Rights holder evidence of the shares purchased pursuant to the Basic Subscription Rights.
(i)	Over-Subscription Privilege. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each holder that has fully subscribed for its Basic Subscription Right, and that validly exercises the over-subscription privilege, certificates representing the number of shares of Common Stock, if any, allocated to such holder pursuant to the over-subscription privilege.
(j)	Excess Payments. As soon as practicable after the Expiration Date and after all prorations and adjustments contemplated by the terms of the Rights Offering have been effected, the Subscription Agent will mail to each Subscription Rights holder any excess amount, without interest or deduction, received in payment of the Subscription Price.
(2)	Execution.
(a)	Execution by Registered Holder. The signature on the Subscription Certificate must correspond with the name of the registered holder exactly as it appears on the face of the Subscription Certificate without any alteration or change whatsoever. Persons who sign the Subscription Certificate in a representative or other fiduciary capacity must indicate their capacity when signing and, unless waived by the Subscription Agent in its sole and absolute discretion, must present to the Subscription Agent satisfactory evidence of their authority so to act.
(b)	Execution by Person Other than Registered Holder. If the Subscription Certificate is executed by a person other than the holder named on the face of the Subscription Certificate, proper evidence of authority of the person executing the Subscription Certificate must accompany the Subscription Certificate, unless the Subscription Agent, in its discretion, dispenses with proof of authority.
(c)	Signature Guarantees. Your signature must be guaranteed by an eligible guarantor institution if you specify special issuance or delivery instructions.
(3)	Method of Delivery. The risk of delivery of all documents and payments is on you or your nominee, not the Company or the Subscription Agent. Because uncertified personal checks may take seven or more business days to clear, you are strongly urged to pay or arrange for payment by means of certified or cashier's check or money order to avoid missing the opportunity to exercise your Subscription Rights should you decide to do so.

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